Exhibit 5.1

Ball Corporation

10 Longs Peak Drive, Broomfield, CO 80021-2510   (303) 469-3131   Fax (303) 460-2691

Reply to: P.O. Box 5000, Broomfield, CO 80038-5000

Robert W. McClelland

Associate General Counsel

(303) 460-2372

February 22, 2019

Ball Corporation

10 Longs Peak Drive

Broomfield, Colorado 80021-2510

Gentlemen:

I refer to the registration statement of Ball Corporation (the "Company") on Form S-8 proposed to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 3,100,000 shares (the "Shares") of the Company's common stock and the associated rights (the "Rights") under the Ball Corporation Employee Stock Purchase Plan. The Ball Corporation Employee Stock Purchase Plan is hereinafter referred to as the "Plan."

I am familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion. This opinion below is limited to the laws of the State of Indiana.

Based upon the foregoing, I am of the opinion that:

1.           The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

2.           The Ball Corporation Employee Stock Purchase Plan was adopted by Ball Corporation.

3.           When the registration statement on Form S-8 becomes effective and the certificates representing Shares and Rights are duly executed, countersigned, registered, and delivered, the Shares issued by the Company pursuant to the Ball Corporation Employee Stock Purchase Plan will be legally issued, fully paid, and nonassessable and the Rights will be duly authorized and legally issued. The Company in its sole discretion may use Treasury Shares to pay the obligations under the Ball Corporation Employee Stock Purchase Plan.

4.           The Plan is not a qualified plan under the Internal Revenue Code, as amended.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me under the heading of "Interests of Named Experts and Counsel" in the Registration Statement prepared by the Company.

Very truly yours,

/s/ Robert W. McClelland

Robert W. McClelland